UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 13, 2010

QWEST COMMUNICATIONS INTERNATIONAL INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-15577	84-1339282
(Commission File Number)	(IRS Employer Identification No.)

1801 California Street, Denver, Colorado	80202
(Address of Principal Executive Offices)	(Zip Code)

(303) 992-1400

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On August 13, 2010, Qwest Communications International Inc. (the “Company”) issued a press release (the “Press Release”) announcing that it has extended the expiration date with respect to its offer to purchase for cash (the “Offer”) any and all of its outstanding 3.50% Convertible Senior Notes due 2025 (the “Convertible Notes”) upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated July 13, 2010 (as amended, the “Offer to Purchase”), and the related Letter of Transmittal, from August 12, 2010 to August 26, 2010 (as so extended, the “Expiration Date”).

Upon the terms and subject to the conditions set forth in the Offer to Purchase, the Company is offering to pay, in cash, for each $1,000.00 principal amount of Convertible Notes validly tendered and not validly withdrawn pursuant to the offer, $1,170.00, which was the price determined on August 10, 2010, under the previously announced pricing mechanism and is the maximum purchase price payable pursuant to the Offer. Holders who validly tender and do not validly withdraw Convertible Notes at or prior to 5 p.m. EDT on the Expiration Date will receive payment of the purchase price on the settlement date, which is now expected to be August 27, 2010.

As of 5 p.m. EDT on Thursday, August 12, 2010, approximately 7% of the aggregate principal amount of currently outstanding Convertible Notes had been validly tendered and not validly withdrawn. Holders of Convertible Notes may withdraw tendered Convertible Notes at any time at or prior to 5 p.m. EDT on the Expiration Date.

A copy of the Press Release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Qwest Communication International Inc. dated August 13, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Qwest has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

QWEST COMMUNICATIONS INTERNATIONAL INC.

DATE: August 13, 2010	By:	/s/ STEPHEN E. BRILZ
	Name:	Stephen E. Brilz
	Title:	Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release of Qwest Communication International Inc. dated August 13, 2010.